                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): JANUARY 26, 2001

                                   ----------

                          RELIANT ENERGY, INCORPORATED
             (Exact name of registrant as specified in its charter)

            TEXAS                        1-3187                  74-0694415
(State or other jurisdiction    (Commission File Number)        (IRS Employer
      of incorporation)                                      Identification No.)


                   1111 LOUISIANA
                   HOUSTON, TEXAS                         77002
      (Address of principal executive offices)          (Zip Code)


       Registrant's telephone number, including area code: (713) 207-3000

                                   ----------

                         RELIANT ENERGY RESOURCES CORP.
             (Exact name of registrant as specified in its charter)

          DELAWARE                       1-13265                 76-0511406
(State or other jurisdiction    (Commission File Number)        (IRS Employer
      of incorporation)                                      Identification No.)


                   1111 LOUISIANA
                   HOUSTON, TEXAS                         77002
      (Address of principal executive offices)          (Zip Code)

       Registrant's telephone number, including area code: (713) 207-3000

                                   ----------

         This combined current report on Form 8-K is separately filed by Reliant Energy, Incorporated (Reliant Energy) and Reliant Energy Resources Corp. (RERC). Information contained herein under "Natural Gas Distribution" and "Pipelines and Gathering" and relating to natural gas and wholesale power sales under "Wholesale Energy", which information relates to RERC, is filed by Reliant Energy and separately by RERC on its own behalf. RERC makes no representation as to information relating to Reliant Energy (except as it may relate to RERC) and its subsidiaries, or any other affiliate of Reliant Energy. References herein to the businesses and operations of Reliant Energy include the businesses and operations of Reliant Energy's subsidiaries, including RERC.


ITEM 9. REGULATION FD DISCLOSURE.


RELIANT ENERGY'S EARNINGS

         Reliant Energy reported adjusted earnings for the year 2000 of $838 million, or $2.94 per basic share. This compares to $508 million, or $1.78 per basic share, for 1999. Strong performance from the company's unregulated wholesale energy businesses, increased customer demand in its regulated electric service territory and decreased depreciation and amortization expense from electric operations were the primary reasons for the substantial rise in adjusted earnings.

         Adjusted earnings for the fourth quarter of 2000 were $73 million, or $0.25 per basic share, compared to $73 million, or $0.26 per basic share, for the same period of 1999. Strong performance from the company's unregulated domestic wholesale energy operations and its electric operations segment, due to increased customer growth and electricity usage as well as decreased depreciation expense were offset by increases in expenses related to the preparation for retail competition in Texas and in the company's communications and eBusiness operations. In addition, the company recorded reserves, which include a $39 million provision taken against receivable balances related to energy sales in California.

         As of December 1, 2000, Reliant Energy began reporting the results of the Reliant Energy Latin America segment as discontinued operations. All financial information related to this segment is reported as discontinued operations on a comparative basis.

         Reliant Energy has moved the financial results of its gathering operations (Reliant Energy Field Services, Inc.) from the wholesale energy segment to the pipelines and gathering segment. In addition, the financial results of its unregulated retail marketing of natural gas have been moved from the other operations segment to the natural gas distribution segment. These movements were made to more closely align financial results to the management of these businesses.

         The following table identifies the differences between reported earnings and adjusted earnings mentioned above.

                                  2000 RESULTS*
                 (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                    Quarter Ended               Year Ended
                                                                     December 31,              December 31,
                                                               -----------------------   -----------------------
EARNINGS                                                          2000         1999         2000         1999
                                                               ----------   ----------   ----------   ----------
Net (loss) income, as reported                                 $    (299)   $     (73)   $     447    $   1,482
                                                               ---------    ---------    ---------    ---------
Loss (earnings) from discontinued operations                         146          (37)         172            9
                                                               ---------    ---------    ---------    ---------
Loss on disposal of discontinued operations                          159           --          159           --
                                                               ---------    ---------    ---------    ---------
Net unrealized loss (gain) on indexed debt
securities & Time Warner investment                                   67           --           67       (1,166)
                                                               ---------    ---------    ---------    ---------
Extraordinary loss (gain)                                             --          183           (7)         183
                                                               ---------    ---------    ---------    ---------
Adjusted Earnings                                              $      73    $      73    $     838    $     508
                                                               ---------    ---------    ---------    ---------
EARNINGS PER BASIC SHARE
                                                               ---------    ---------    ---------    ---------
(Loss) income per basic share, as reported                     $   (1.04)   $    (.26)   $    1.57    $    5.20
                                                               ---------    ---------    ---------    ---------
Loss (earnings) from discontinued operations                         .51         (.13)         .61          .03
                                                               ---------    ---------    ---------    ---------
Loss on disposal of discontinued operations                          .55           --          .56           --
                                                               ---------    ---------    ---------    ---------
Net unrealized loss (gain) on indexed debt securities & Time
Warner investment                                                    .23           --          .23        (4.09)
                                                               ---------    ---------    ---------    ---------
Extraordinary loss (gain)                                             --          .65         (.03)         .64
                                                               ---------    ---------    ---------    ---------
Basic EPS, adjusted                                            $     .25    $     .26    $    2.94    $    1.78
                                                               ---------    ---------    ---------    ---------
Weighted average basic shares (000)**                            286,088      284,427      284,652      285,040
                                                               ---------    ---------    ---------    ---------

*  Immaterial rounding differences exist in this summarized schedule.

** On December 31, 2000, Reliant Energy had 286,464,709 shares of common stock outstanding for financial reporting purposes.

OPERATING INCOME (LOSS) BY SEGMENT

                           Three Months Ended         Year Ended
(In millions)                  December 31,          December 31,
                             2000       1999       2000       1999
                           --------   --------   --------   --------

Electric Operations        $   203    $   144    $ 1,230    $   981
Wholesale Energy                16        (14)       482         27
Natural Gas Distribution        64         57        113        158
Pipelines and Gathering         38         35        137        131
European Energy                 17         32         89         32
Other Operations               (90)       (16)      (172)       (71)
                           -------    -------    -------    -------

Total Operating Income     $   248    $   238    $ 1,879    $ 1,258
                           =======    =======    =======    =======

ELECTRIC OPERATIONS

                                 Operations Data

                             Three Months Ended                    Year Ended
           GWh Sales            December 31,                      December 31,
                             ------------------      Percent    ------------------      Percent
                              2000        1999       Change      2000        1999       Change
                             ------      ------      -------    ------      ------      -------
Residential                   4,760       4,250         12%     22,727      21,144          7%
Commercial                    4,069       3,826          6%     17,594      16,616          6%
Industrial - Firm             6,574       6,436          2%     27,707      26,020          6%
Industrial - Interruptible    1,309       1,040         26%      5,542       5,460          2%
Other (1)                       318         662        (52%)     1,724       2,884        (40%)
                             ------      ------                 ------      ------
   Total                     17,030      16,214          5%     75,294      72,124          4%
                             ======      ======                 ======      ======

(1) Includes municipals, public utilities, off-system and ancillary services sales.

         Reliant Energy HL&P's operating income increased 25% for the year ended December 31, 2000 compared to the same period in 1999. The increase of $249 million was primarily attributed to a decrease in depreciation and amortization expense ($160 million), strong non-fuel revenue growth ($132 million) and a favorable weather comparison ($45 million). These were partially offset by additional transmission cost of service ($31 million), increased operations and maintenance expenses ($22 million) and increased other taxes ($32 million). The increase in other taxes included an assessment for the System Benefit Fund (partially offset by a decrease in property taxes) and increased franchise taxes and fees. The System Benefit Fund was established by the Texas electric deregulation law (Senate Bill 7) to provide funding for (a) programs to assist low-income electric customers, (b) customer education, and (c) school funding loss mechanism. Reliant Energy HL&P amortized $329 million of the impairment of its electric plant during 2000. For the year, weather margin was favorable compared to normal ($85 million). During 2000, Reliant Energy HL&P added over 44,000 new customers (2.6%).

         Reliant Energy HL&P's operating income for the fourth quarter of 2000 was $203 million compared to $144 million for the same period in 1999. The increase was due to continued strong non-fuel revenue growth ($30 million), a favorable weather comparison ($19 million) and a decrease in depreciation expense ($39 million). The operating income increase was partially offset by an increase in other taxes ($14 million), which included an assessment for the System Benefit Fund (partially offset by a decrease in property taxes), increased franchise fees, and increased operations and maintenance expenses ($5 million). Reliant Energy HL&P amortized $47 million of the impairment of its electric plant during the fourth quarter of 2000. Weather margin during the quarter was favorable compared to normal ($12 million).


WHOLESALE ENERGY

                                 Operations Data

                                   Three Months Ended                     Year Ended
                                      December 31,                       December 31,
                                   ------------------      Percent    -------------------     Percent
                                    2000        1999       Change      2000        1999       Change
                                   ------      ------      -------    -------     -------     -------
Natural Gas Sales Volumes (Bcf)       740         503         47%       2,509       1,820        38%

Wholesale Power Sales (GWh)        63,383      32,697         94%     181,088     104,916        73%

Unregulated Power Generation:
  Capacity and Energy Sales (GWh)   6,401       2,576        148%      21,789       8,527       156%

         The wholesale energy segment includes domestic and Canadian trading and marketing of natural gas, electric power and other commodities to wholesale markets by Reliant Energy Services, Inc. and the domestic unregulated portion of power generation by Reliant Energy Power Generation, Inc. Please note that the gathering of natural gas from the wellhead by Reliant Energy Field Services, Inc. has been reclassified into the pipelines and gathering segment for all reported periods.

         Operating income was $482 million for the year ended December 31, 2000 compared to $27 million in 1999. The group also reported equity income, which is included in other income, of $43 million for 2000, compared to an equity loss of $1 million in 1999. Additional operations in the Mid-Atlantic, Mid-Continent and Southwest regions, as well as higher energy sales and prices contributed to the increase over 1999. These were partially offset by higher general and administrative expenses to support generation and commercial activities, increased development costs, and reserves which include a $39 million provision taken against receivable balances related to energy sales in California.

         The company's wholesale energy group reported an increase of $30 million in fourth quarter operating income and $10 million in fourth quarter equity income from the same period in 1999, primarily due to the same factors described above.


NATURAL GAS DISTRIBUTION

                              Operation Data in Bcf

                                  Three Months Ended                     Year Ended
                                     December 31,                       December 31,
                                  ------------------      Percent    ------------------      Percent
                                   2000        1999       Change      2000        1999       Change
                                  ------      ------      -------    ------      ------      -------
Residential & Commercial Sales     118.3        86.3        37%       318.1       285.9        11%
Industrial Sales                    17.1        12.9        33%        54.9        52.8         4%
Transportation                      12.7        13.0        (2%)       50.3        46.9         7%
Retail                             101.0       100.0         1%       431.0       400.0         8%
                                  ------      ------                 ------      ------
  Total Throughput                 249.1       212.2        17%       854.3       785.6         9%
                                  ======      ======                 ======      ======

                                  Three Months Ended                     Year Ended
                                     December 31,                       December 31,
                                  ------------------      Percent    ------------------      Percent
                                   2000        1999       Change      2000       1999        Change
                                  ------      ------      -------    -------    -------      -------
Heating Degree Days
Actual                            5,597       3,439         63%      11,879     10,360        15%
Normal                            4,680       4,710         (1%)     12,258     12,372        (1%)
Percent Change to Normal             20%        (27%)                    (3%)      (16%)

         Please note that the natural gas distribution segment includes the company's unregulated retail marketing of natural gas for all reported periods.

         Operating income for the year ended December 31, 2000 declined to $113 million compared to $158 million in 1999. The decline is due to increases in operating expenses including additional provisions against receivable balances, benefit expenses and severance/relocation costs. In addition, costs associated with exiting certain retail gas markets were moved into this segment's results.

         The natural gas distribution segment reported operating income of $64 million for the fourth quarter of 2000. This compares to operating income of $57 million for the same period in 1999. The primary reason for the increase was increased weather margin ($25 million), offset by increased provisions against receivable balances on a comparative basis and increased benefit expenses and severance/relocation costs.

PIPELINES AND GATHERING

                             Operations Data (Bcf)

                                  Three Months Ended                     Year Ended
                                     December 31,                       December 31,
                                  ------------------      Percent    ------------------     Percent
                                   2000        1999       Change      2000        1999       Change
                                  ------      ------      -------    -------    -------     -------
Pipelines                          192.2       198.7        (3%)       846.6      836.5         1%
Gathering                           75.8        71.9         5%        288.7      269.5         7%
                                  ------      ------                 -------    -------
Total Throughput                   268.0       270.6        (1%)     1,135.3    1,106.0         3%
                                  ======      ======                 =======    =======

         Please note that the pipelines and gathering segment includes natural gas gathering from the wellhead activities of Reliant Energy Field Services, Inc. for all reported periods.

         Operating income from the pipelines and gathering segment was $137 million for the year ended December 31, 2000 compared to $131 million for the same period in 1999. Operating income for the fourth quarter of 2000 was $38 million compared to $35 million for the fourth quarter of 1999.


EUROPEAN ENERGY

         The European Energy segment reported operating income of $89 million for the year ended December 31, 2000. The company established this segment in the fourth quarter of 1999. Included in the 2000 results are various one time expenses associated with the dissolution of SEP and the restructuring of the Dutch market, increased expenses associated with building the trading and marketing infrastructure in Europe and foreign exchange rate losses. SEP, the Electricity Governing Board, is owned by the four generation companies.

         Operating income for the fourth quarter of 2000 was $17 million compared to $32 million for the same period of 1999. The decline is primarily attributable to increased expenses associated with building the trading and marketing infrastructure in Europe and foreign exchange rate losses.

         The company's marketing activities in Europe have resulted in forward power sales totaling approximately 15.5 Twh which was greater than the planned level of 13.5 Twh for 2001. The previously announced sale of TenneT BV (the owner of the Dutch high voltage electricity grid) is expected to close in 2001.

RELIANT ENERGY LATIN AMERICA--DISCONTINUED OPERATIONS

         As of December 1, 2000, Reliant Energy began reporting the results of the Reliant Energy Latin America segment as discontinued operations. By the end of 2000 the company closed on the sale of its investments in El Salvador, Brazil, and Colombia. The net after-tax cash proceeds from these sales were approximately $790 million. Negotiations for the sale of the company's remaining Latin America interests are progressing, and these transactions are expected to be complete in 2001. The remaining interests include a cogeneration facility and a small distribution company, both in Argentina, and a coke calcining plant in India. The aggregate book value of these interests is approximately $160 million.


OTHER OPERATIONS

         Reliant Energy's other operations segment includes its unregulated retail electric operations, its communications business, its eBusiness group and corporate costs. For the year ended December 31, 2000, operating losses for the other operations segment totaled $172 million compared to an operating loss of $71 million for 1999. This was primarily due to increased expenses incurred in preparing for retail competition in Texas beginning January 2002, eBusiness and communications expenses. In addition, the company made a contribution to a charitable foundation and incurred expenses associated with the acquisition of naming rights for Houston's new football stadium and the sports, entertainment and convention complex formerly known as the Astrodomain Complex.

         The other operations segment had an operating loss of $90 million for the fourth quarter of 2000 compared to an operating loss of $16 million for the same period last year. The factors affecting the decline are the same as those mentioned above for the year.


This current report includes forward-looking statements, estimates and projections. Actual events and results may differ materially from those projected. Factors that could affect actual results include future regulatory and legislative decisions, weather, risks associated with international operations, the timetable for closing announced acquisitions, the success in integrating acquired operations, changes in Reliant Energy's business plans and other factors discussed in the company's other filings with the Securities and Exchange Commission.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

                  (c) Exhibits.

                  The following exhibits are filed herewith:

                  99.1     Press Release issued January 26, 2001

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        RELIANT ENERGY, INCORPORATED




Date: January 26, 2001                  By: /s/ MARY P. RICCIARDELLO
                                           ------------------------------
                                                Mary P. Ricciardello
                                                Senior Vice President and
                                                Chief Accounting Officer

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        RELIANT ENERGY RESOURCES CORP.




Date: January 26, 2001                  By: /s/ MARY P. RICCIARDELLO
                                           ------------------------------
                                                Mary P. Ricciardello
                                                Senior Vice President

                                  EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION
------            -----------

 99.1             Press Release issued January 26, 2001